Exhibit 99.1

Date: August 4, 2003
For additional information contact:
Karen Miller, Manager Grand & Meramec (314) 692-8800
Or Customer Service (314) 692-8800

St. Louis, Missouri - Allegiant Bank announces their newly remodeled branch at 4131 South Grand Blvd. will reopen for business on Monday, August 4, 2003. The new branch will replace the current location at Grand and Gravois. However, the ATM at the Grand and Gravois location will remain operational. In addition, Allegiant is proud to announce a new in-store banking facility at Gravois Plaza inside Shop-N-Save, subject to regulatory approval.

"We're very excited and are sure that customers will enjoy banking at the new facility", states Nora Amato, Director of Marketing at Allegiant Bank. "The new branch along with the addition of the in-store banking facility and improved ATM on Gravois will allow our customers even more convenient ways to bank", continues Amato.

"Allegiant Banks are committed to providing quality customer service and we believe the new facility will allow us to serve our customers better and faster", said Karen Miller, Manager Grand and Meramec Branch. Miller continued, "Our Goal is to make banking at our new facility efficient and enjoyable for our customers. I am available to answer any questions and help our customers make an easy transition."

Allegiant Bank. Member FDIC. Equal Housing Lender

Allegiant has 35 full-service banking locations, with at least one branch located within a 20 minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

Not FDIC Insured No Bank Guarantee May Lose Value